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                                                                     Exhibit 3.1

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                         ALLSTATE LIFE INSURANCE COMPANY

                                    ARTICLE I

     (a) The name of the company shall be ALLSTATE LIFE INSURANCE COMPANY.

     (b) The principal office of the company shall be located in the township of Northfield, County of Cook, in the State of Illinois.

     (c)  The period of duration of the company shall be perpetual.

                                   ARTICLE II

     The objects and purposes of the company shall be to make, write and issue the following classes and kinds of insurance:

     (a) LIFE: Insurance on the lives of persons and every insurance appertaining thereto or connected therewith and granting, purchasing or disposing of annuities. Policies of life or endowment insurance or annuity contracts or contracts supplemental thereto which contain provisions for additional benefits in case of death by accidental means and provisions operating to safeguard such policies or contracts against lapse or to give a special surrender value, or special benefit, or an annuity, in the event that the insured or annuitant shall become totally and permanently disabled as defined by the policy or contract, shall be deemed to be policies of life or endowment insurance or annuity contracts within the intent of this clause.

     (b) ACCIDENT AND HEALTH: Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto.

     (c) LEGAL EXPENSE: Insurance which involves the assumption of a contractual obligation to reimburse the beneficiary against or pay on behalf of the beneficiary, all or a portion of his fees, costs or expenses related to or arising out of services performed by or under the supervision of an attorney licensed to practice in the jurisdiction wherein the services are performed, regardless of whether the payment is made by the beneficiary individually or by a third person for them, but does not include the provision of or reimbursement for legal services incidental to other insurance coverages.

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                                   ARTICLE III

     (a) The number of Directors shall be as provided in the By-Laws, but shall not be less than three, nor more than twenty-one. The Directors shall be elected at each annual meeting of the shareholders for a term of one year. Vacancies in the Board of Directors shall be filled by vote of the shareholders.

     (b) The corporate powers of the company shall be vested in the Board of Directors, who shall have the power to do any and all acts the company may do under the law and not otherwise to be performed by the shareholders, and shall have the power to adopt By-Laws not inconsistent with law for the government and regulation of the business.

                                   ARTICLE IV

     The amount of authorized capital of the company shall be three hundred five million four hundred two thousand six hundred and no/100 Dollars ($305,402,600), divided into twenty three thousand eight hundred (23,800) shares of common stock of the par value of two hundred twenty seven and no/100 dollars ($227.00) per share, and three million (3,000,000) shares of non-voting preferred stock of the par value of one hundred and no/100 dollars ($100.00) per share.

     Preferred stock may be issued, from time to time and as permitted by law, in one or more series and with such designation for each such series as shall be stated in the resolution of the Board of Directors authorizing such series. The Board of Directors shall fix and determine the relative rights and preferences of each such series, and shall establish the number of shares to be included in each such series; provided, however, that in no event may any such series of preferred stock be issued subject to a right or preference which grants to the holder thereof any voting rights in the affairs of the Company or permits conversion of such preferred stock to common stock of the Company; and provided, further, that the aggregate par value of all such series of preferred stock issued and outstanding shall not exceed Three Hundred Million Dollars ($300,000,000).

                                    ARTICLE V

     The designation of the general officers shall be Chairman of the Board, President, two or more Vice Presidents, Treasurer and Secretary.

                                   ARTICLE VI

     The fiscal year of the company shall commence on the first day of January and terminate on the 31st day of December of each year.

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                                   ARTICLE VII

     The company may indemnify any agent as permitted by the Business Corporation Act of Illinois. The company shall have the power to purchase and maintain insurance on behalf of any agent against any liability asserted against and incurred by such agent or arising out of such status as an agent, whether or not the corporation would have the power to indemnify such agent against such liability. The company shall also have the power to purchase and maintain insurance to indemnify the company for any obligation which it may incur as a result of such indemnification of an agent.

     Any indemnification provided to an agent (a) shall not be deemed exclusive of any other rights to which such agent may be entitled by law or under any by-law, agreement, vote of shareholders or disinterested Directors or otherwise, and (b) shall inure to the benefit of the legal representative of such agent or the estate of such agent, whether such representatives are court-appointed or otherwise designated, and to the benefit of the heirs of such agent.

     As used in this Article, "agent" shall mean any person who is or was

          (i) a director, officer or employee of the company and/or any subsidiary,

          (ii) a trustee or a fiduciary under any employee pension, profit sharing, welfare or similar plan or trust of the company and/or any subsidiary, or

          (iii) serving at the request of the company as a director, officer and/or employee of or in a similar capacity in another corporation, partnership, joint venture, trust or other enterprise (which shall, for the purpose of this Article be deemed to include not-for-profit entities of any type), whether acting in such capacity or in any other capacity including, without limitation, as a trustee or fiduciary under any employee pension, profit sharing, welfare or similar plan.

                                  ARTICLE VIII

     The Company shall be bound by all the terms and provisions of the Illinois Insurance Code applicable to similar companies organized or incorporated thereunder.

                               ALLSTATE LIFE INSURANCE COMPANY

                               By: /s/ Micheal J. Velotta
                                   ----------------------
                                   Vice President, Secretary and General Counsel

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Attest:

/s/ Emma M. Kalaidjian
----------------------
Assistant Secretary

        SEAL

                                            Approved this 29th day of
                                            December, 1999

                                            /s/ Nat Shapo
                                            -------------
                                            Director of Insurance

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